For immediate release                  Contact:  Scott Baradell, (972) 801-8180


               PageNet is Notified That Trading of Its Shares
                 Has Been Moved to Nasdaq Small Cap Market

     DALLAS, February 24, 2000 - Paging Network, Inc. (Nasdaq: PAGE) was notified this morning that Nasdaq will move the trading of PageNet's shares from the Nasdaq National Market System (NMS) to the Nasdaq Small Cap Market, effective February 25, 2000. The determination was made following a hearing before the Nasdaq Listing Qualifications Panel on January 29.

     PageNet and Arch Communications Group, Inc. expect that when their proposed merger is consummated, the combined company will meet the Nasdaq NMS listing qualifications. Arch's shares remain NMS listed. PageNet's shares are still traded under the symbol PAGE.

     PageNet is a leading provider of wireless messaging and information services with approximately 9 million subscribers in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and Canada. The company offers a full range of paging and advanced messaging services, including guaranteed-delivery messaging, two-way wireless e-mail, and global messaging. PageNet's wholly owned subsidiary, Vast Solutions, develops integrated wireless solutions to increase productivity and improve performance for major corporations. Detailed information for PageNet services are available on the Internet at www.pagenet.com. Detailed information about Vast Solutions is available at www.vast.com.

     In November 1999, PageNet announced a definitive agreement to merge with Arch (Nasdaq: APGR). Expected to be completed by mid-year 2000, the merger will create a new company with more than 15 million wireless communications subscribers. The merger, which will include an exchange of equity for PageNet's senior subordinated notes and Arch's senior discount notes, remains subject to clearance by the Federal Communications Commission, the Securities and Exchange Commission, the Department of Justice and bondholders and shareholders of PageNet and Arch.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Statements contained in, or made in conjunction with, this release which are not historical fact, such as forward-looking statements concerning future financial performance and growth of the business of PageNet, Arch and the future combined company, involve risks and uncertainties, including those described in Arch's and PageNet's most recent Annual Reports on Form 10-K, the preliminary S-4 Registration Statements, and other filings with the Securities and Exchange Commission. Although Arch and PageNet believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from their expectations include the recapitalization of the combined companies, challenges of integrating the businesses of Arch and PageNet, competitive pricing pressures, the introduction of products and services by competitors, the performance of vendors and independent contractors, costs and timing associated with post-merger synergies and cost reductions, the timing, performance and market acceptance of new products and services, including the construction, testing and placement into operation of the Company's advanced messaging network, future capital needs following the merger, the financial condition of the Company and the uncertainty of additional funding, and other risks. Any forward-looking statements represent the best judgment of both Arch and PageNet as of the date of this release. The companies disclaim any intent or obligation to update any forward-looking statements.

PageNet is a registered trademark of Paging Network, Inc. All other names may be the trademarks of their respective owners.